99.1

Annual Certification

Re: Finance America Home Loan Trust (the "Trust"), Asset Backed Certificates, Series 2004-2, issued pursuant to the Pooling and Servicing Agreement, dated as August 1, 2004 (the "Pooling and Servicing Agreement"), by and among Financial Asset Securities Corp., as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), and HomEq
Servicing Corporation, as servicer (the "Servicer")

I, Arthur Q. Lyon, certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

A review of the activities of the Servicer during the 2004 calendar year and the Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision, the Servicer has complied with the Pooling and Servicing Agreement in all material respects and, to the best of my knowledge, based on such review, the Servicer has materially fulfilled all of its obligations under the Pooling and Servicing Agreement throughout such calendar year.

Date:  March 14, 2005

HomEq Servicing Corporation

By:  /s/:  Arthur Q. Lyon
           Arthur Q. Lyon
           President